Exhibit 99.1

For Immediate Release	Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Holdings Reports
Improved Fiscal 2011 Full-Year and Strong Fourth-Quarter Results,
Meets or Exceeds Full-Year Financial Guidance

•	Company delivered increased fiscal 2011 net sales and adjusted EBITDA in line with guidance and significantly exceeded free cash flow target

•	Net sales of $3.2 billion in fiscal 2011 grew 24.1 percent versus fiscal 2010; 2.4 percent net sales growth including the Russell Hobbs businesses for all of fiscal 2010

•	Company reported strong increases in adjusted EBITDA and net sales in fourth quarter of fiscal 2011, up 14.8 percent and 4.9 percent, respectively

•	Major distribution gains continued in all business segments, validating the Spectrum Value Model strategy

•	Strong liquidity position at fiscal 2011 year-end with $142 million of cash and zero cash drawn on ABL facility as of September 30, 2011

•
Company exceeded aggressive debt reduction target of at least $200 million in fiscal 2011 with $225 million of payments on original $750 million Senior Secured Term Loan, as previously announced, to reach year-end leverage ratio (total debt to adjusted EBITDA) of 3.4 times

•	Company expects fiscal 2012 net sales to grow at or above the rate of GDP, with a higher increase in adjusted EBITDA, and a free cash flow goal of at least $200 million

•	Company expects further cumulative debt reduction in fiscal 2012 to achieve a year-end leverage ratio at or below the 2011 year-end level of 3.4 times

•
Company increases annual cost synergies target from Russell Hobbs transaction to $35-$40 million from $30-$35 million and savings from Global Pet Supplies restructuring to $10-$15 million from $7-$11 million, both expected to be realized by the end of fiscal 2012

Madison, WI, November 16, 2011 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today announced improved financial results for fiscal 2011, strong growth in its fourth quarter, and achievement of full-year financial targets for the period ended September 30, 2011.

“We delivered higher fiscal 2011 results, including a very strong fourth quarter performance, and met or surpassed our financial targets for the year,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings.  “Adjusted EBITDA grew a solid 6 percent for the year, and we significantly exceeded our $155-$165 million free cash flow target with $191 million for the year, reinforcing the free cash flow generation strength our Company enjoys.

“We ended 2011 in a strong liquidity position and exceeded our aggressive debt reduction target with $225 million of Term Loan debt paydown to reduce our leverage ratio to a year-end level of 3.4 times,” Mr. Lumley said.  “We are rapidly integrating our Russell Hobbs acquisition, and have increased our cost synergies target for that acquisition once again, as well as for our Global Pet restructuring activities.

“Spectrum’s value creation strategy includes targeted, fold-in acquisitions, primarily in our Pet Supplies and Home and Garden divisions,” Mr. Lumley said.  “Given that several of these transactions could happen in coming months, we successfully raised more than $200 million of opportunistic liquidity in early November to be able to close these potential complementary and synergistic acquisitions.  These potential deals, which will be excellent strategic fits like our Black Flag/TAT brands acquisition of November 1, would further accelerate our EBITDA and free cash flow growth in 2012, and likely would enable us to finish the year at an even lower leverage ratio than the 3.4 times we reported at year-end fiscal 2011.

“Our Spectrum Value Model is working.  We continue to believe it is the best retail customer strategy for our largely every day, non-discretionary, replacement consumer products, particularly in this challenging environment of sluggish retail activity, inflationary pressure, and rising commodity and Asian supply chain costs,” he said.  “We continue to generally outperform our competition and categories around the world because our Spectrum Value Model resonates with retailers and consumers.  It delivers genuine value to the consumer with products that work as well as, or better than, our competitors for a lower cost.  It also provides higher margins and lower acquisition costs to our retail customers, along with excellent category management.

“We are offsetting significant commodity and Chinese cost increases through our continuous improvement programs, restructuring and integration cost synergies programs, retail distribution gains, and select pricing actions,” he said.  “Stringent cost control programs remain in place, along with additional cost reduction initiatives to maintain an operating structure aligned with today’s market conditions.

“Spectrum Brands’ time is truly now, and we expect yet another year of measured growth and additional value creation in fiscal 2012,” Mr. Lumley said.  “We see a continuance of accelerating sales, EBITDA and free cash flow in 2012 from organic growth and bolt-on acquisitions, and a continued emphasis on debt paydown and balance sheet deleveraging.  These are exciting times for our Company.”

Russell Hobbs Transaction

On June 16, 2010, the transaction to combine Spectrum Brands, Inc. with Russell Hobbs, Inc. was completed pursuant to the previously announced agreement and plan of merger dated February 9, 2010.   The addition of Russell Hobbs’ well-respected family of small appliance brands, with such notable names as Black & Decker®, George Foreman®, Littermaid®, Farberware® and Toastmaster®, created a strong global consumer products company with solid free cash flow potential and an improved combined balance sheet.

The reader should note that the 12-month periods presented in Tables 1 and 2 of this press release, which reflect GAAP numbers, include the results of the Russell Hobbs’ businesses only from the date of the close of the transaction, June 16, 2010, through the end of the Company’s fiscal 2011 fourth quarter on September 30, 2011.

Tables 3, 4 and 5 bridge the Company’s GAAP results to reflect the acquisition as if it occurred at the beginning of the earliest periods presented.

Segment Reporting Structure Update

Effective October 1, 2010, the Company decided to manage the businesses in three vertically integrated, product-focused reporting segments: (i) Global Batteries & Appliances, which consists of the Company’s worldwide battery, shaving and grooming, personal care, small electrical appliances in the kitchen and home product categories, and portable lighting business; (ii) Global Pet Supplies, which consists of the Company’s worldwide pet supplies business; and (iii) Home and Garden Business, which consists of the Company’s lawn and garden and insect control businesses.  This current reporting segment structure reflects the combination of the former Global Batteries & Personal Care segment with substantially all of the former Small Appliances segment, which consisted of the Russell Hobbs businesses acquired on June 16, 2010, to form Global Batteries & Appliances.  In addition, certain pest control and pet products in the former Small Appliances segment have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively.  These reclassifications have been made for all periods presented.

Fiscal 2011 Consolidated Financial Results

Spectrum Brands Holdings reported consolidated GAAP net sales of $3.19 billion for fiscal 2011, a 24.1 percent increase compared with $2.57 billion for fiscal 2010.  The increase was predominantly the result of the Russell Hobbs acquisition along with higher net sales for the Company’s personal care product (Remington) category.  Including the results for the Russell Hobbs’ businesses as if combined with Spectrum Brands as of the beginning of last year, net sales of $3.19 billion for fiscal 2011 increased 2.4 percent compared with $3.11 billion in 2010.  The sales results were positively impacted by $45.8 million of foreign exchange.  Spectrum Brands’ fiscal 2011 GAAP gross profit of $1.13 billion increased 22.5 percent versus $921.3 million in fiscal 2010.

The Company reported a GAAP net loss of $75.2 million, or $1.47 diluted loss per share, for fiscal 2011 on average shares outstanding of 51.1 million, compared with a net loss of $190.1 million, or $5.28 diluted loss per share, for fiscal 2010 based upon average shares of 36.0 million.  Adjusted for certain items in both years, which management believes are not indicative of the Company’s ongoing normalized operations and are presented in Table 3 of this press release, the Company generated adjusted diluted earnings per share of $1.83, a non-GAAP measure, for fiscal 2011, an increase of 51.2 percent versus adjusted diluted earnings per share of $1.21 in fiscal 2010.

Consistent with the Company’s guidance, fiscal 2011 consolidated adjusted EBITDA, a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends, was $457.1 million.  This represented a 5.9 percent increase versus consolidated adjusted EBITDA for fiscal 2010 of $431.8 million, which includes the results of Russell Hobbs’ businesses (now part of the Global Batteries & Appliances segment) as if combined with Spectrum Brands as of the beginning of last year.  Foreign exchange had a $26.6 million favorable impact on adjusted EBITDA for fiscal 2011.

Fiscal 2011 Fourth-Quarter Consolidated Financial Results

Spectrum Brands Holdings reported consolidated GAAP net sales of $827.3 million for the fourth quarter of fiscal 2011, an increase of 4.9 percent compared with $789.0 million for the same period in fiscal 2010.  All three of the Company’s reporting segments contributed to the net sales improvement.  The net sales results were positively impacted by $22.6 million of foreign exchange, or 2.9 percent.  Spectrum Brands’ gross profit of $280.5 million in the fourth quarter of fiscal 2011 grew 2.2 percent versus $274.5 million in the comparable year-ago period.

The Company reported a net loss of $33.8 million, or $0.65 diluted loss per share, for the fourth quarter of fiscal 2011 on average shares outstanding of 51.9 million, which included a pre-tax, non-cash intangibles impairment charge of $32.5 million.  This compared with a net loss of $24.3 million, or $0.48 diluted loss per share, in the year-ago quarter based upon average shares outstanding of 50.4 million.  Adjusted for certain items in both year’s fourth quarters, the Company reported adjusted diluted earnings per share of $0.47, a non-GAAP measure, for the fourth quarter of fiscal 2011, an 88.0 percent increase compared with adjusted diluted earnings per share of $0.25 in fiscal 2010’s fourth quarter.

Fiscal 2011 fourth-quarter consolidated adjusted EBITDA was $114.5 million, a 14.8 percent increase versus consolidated adjusted EBITDA for the fourth quarter of fiscal 2010 of $99.7 million.  Foreign exchange had a $12.6 million positive impact on adjusted EBITDA in the fourth quarter of fiscal 2011.

Fiscal 2011 Fourth-Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2011 fourth-quarter net sales of $592.9 million, an increase of 4.5 percent versus $567.6 million in last year’s fourth quarter.  The increase was driven by improvements in the personal care and small electrical appliance product categories.  Fourth-quarter 2011 segment sales were positively impacted by $19.0 million of foreign exchange.

Global battery sales of $260.5 million for the fourth quarter of fiscal 2011 were essentially unchanged from $261.1 million in the year-ago quarter.  Foreign exchange positively impacted these results by $8.6 million.  North American battery sales increased 4.2 percent to $122.1 million versus $117.1 million in the prior year’s quarter primarily as a result of distribution gains at several major customers.  European battery sales for the quarter improved 14.3 percent to $88.9 million compared with $77.8 million during the same period last year, driven by customer gains, increased placement with retailers and regional expansion into Eastern Europe coupled with a $6.7 million favorable foreign exchange impact.  In Latin America, battery sales were $46.7 million for the fourth quarter of fiscal 2011, a decrease of 26.9 percent versus $63.9 million in the year-earlier period.  The net sales decline in Latin America was primarily attributable to lower volume and pricing in Brazil resulting from unusual competitive pressures.  Foreign exchange positively impacted Latin American battery sales by $1.3 million.

Reflecting growth across all geographic regions, net sales for the global personal care product category rose 10.6 percent to $121.5 million in the fourth quarter of fiscal 2011 versus $110.9 million for the same period last year.  The net sales growth was driven by a combination of new product introductions, line extensions, increased online sales and expanded in-store promotions.  Foreign exchange positively impacted these results by $4.9 million.

The small electrical appliances products of the Global Batteries & Appliances segment reported net sales in the fourth quarter of fiscal 2011 of $211.0 million, a 7.8 percent increase compared with $195.6 million in the previous year’s quarter.  The increase was driven by higher North American revenues in beverage, cooking and food preparation appliances, distribution gains and promotional increases at existing retailers, partially offset by reduced sales in Europe due to a strategic decision to exit low-margin, local secondary brands in France and Germany.   Foreign exchange positively impacted the small electrical appliances product net sales by $5.5 million.

With segment net income of $24.8 million, the Global Batteries & Appliances segment recorded adjusted EBITDA of $76.5 million for the fourth quarter of fiscal 2011, an increase of 8.7 percent versus adjusted EBITDA of $70.4 million in the year-earlier quarter, when segment net income was $35.5 million.  Foreign exchange positively impacted adjusted EBITDA in the fourth quarter of fiscal 2011 by $13.7 million.

Global Pet Supplies

The Global Pet Supplies Business segment reported net sales of $153.8 million for the fourth quarter of fiscal 2011, an increase of 6.0 percent compared with $145.1 million in the comparable year-ago period.  The higher revenues reflected increased sales of aquatic products in both North America and Europe and, to a lesser extent, improvement in companion animal sales around the world.  Sales of aquatic products benefited from a range of promotional activities with key retailers in North America and favorable foreign exchange in Europe. Foreign exchange positively impacted these results by $3.6 million.

Net income for the segment was $6.3 million for the fourth quarter of fiscal 2011 versus $15.7 million in the prior year’s fourth quarter.  Adjusted EBITDA of $28.3 million in the fourth quarter increased 9.6 percent from $25.8 million in the same period last year due to higher revenues and a favorable foreign exchange impact of $1.0 million.

Home and Garden Business

The Home and Garden Business segment recorded net sales of $80.6 million for the fourth quarter of fiscal 2011, an increase of 5.5 percent from $76.3 million for the same period last year.  The increase was primarily attributable to distribution gains at retail customers.

The business segment recorded fourth-quarter net income of $12.9 million, a 43.3 percent improvement compared with net income of $9.0 million in fiscal 2010’s fourth quarter.  Driven by manufacturing cost improvement initiatives and operating expense management, the Home and Garden Business increased its adjusted EBITDA by 29.9 percent to $17.3 million in the fourth quarter of fiscal 2011 from $13.3 million in the same period last year.

Liquidity and Debt Reduction

The Company completed its fiscal year on September 30, 2011 with a solid liquidity position, including a cash balance of approximately $142 million and zero cash drawn on its ABL Facility.

At the end of fiscal 2011, in addition to its $245 million of 12% Senior Subordinated Notes, the Company had approximately $1,275 million outstanding under its senior credit facilities consisting of a Term Loan of approximately $525 million and Senior Secured Notes of $750 million.  In addition, the Company had approximately $33 million of letters of credit outstanding under its ABL.

As a result of solid earnings and strong working capital management, the Company generated free cash flow of $191 million in fiscal 2011, significantly exceeding its target of $155-$165 million.

During fiscal 2011, the Company made total net payments on debt of approximately $219 million, including $225 million of payments to reduce its original $750 million Term Loan to approximately $525 million, and reached a year-end leverage ratio (total debt to adjusted EBITDA) of 3.4 times, exceeding its target leverage ratio of 3.5 times.

Subsequent Events

On October 18, 2011, the Company announced that its Board of Directors had approved a new $30 million common stock repurchase program.  The authorization is effective for 12 months.  Purchases under the program may be made in the open market or in privately negotiated transactions from time to time at management’s discretion.  The Company will base its decisions on the amounts and timing of purchases of shares on such factors as market conditions, the price of the Company’s common stock, and general economic conditions, as well as on management’s assessment of liquidity and cash flow requirements.  The repurchase program may be suspended or discontinued at any time.

The Company announced on November 1, 2011 that it had acquired the assets of the Black Flag® and TAT® brands from The Homax Group, Inc., a portfolio company of Olympus Partners.  Financial terms of the all-cash transaction were not disclosed.  The accretive acquisition is expected to immediately strengthen the household insecticide portfolio of the Company’s Home and Garden Business, and provide significant opportunities for growth and operational synergies.

Spectrum Brands, Inc. (“Spectrum Brands”), a subsidiary of Spectrum Brands Holdings, Inc., announced in early November 2011 the terms of its offering of additional 9.50% Senior Secured Notes due 2018 as additional notes to the already outstanding $750 million aggregate principal amount of existing notes. Spectrum Brands sold $200 million aggregate principal amount of Notes at a price of 108.50% of the par value, representing a yield to worst of 7.29%. The Notes are guaranteed by Spectrum Brands’ parent company, SB/RH Holdings, LLC, as well as by existing and future domestic restricted subsidiaries and secured by liens on substantially all of the assets of Spectrum Brands and the guarantors.  The Notes will vote together with the existing notes.  The proceeds from the issuance of the Notes are intended to be used for general corporate purposes, which may include, among other things, working capital needs, the refinancing of existing indebtedness, the expansion of Spectrum Brands’ business and possible future acquisitions.

Fiscal 2012 Outlook

The Company expects fiscal 2012 net sales to increase at or above the rate of GDP, with a higher increase in adjusted EBITDA, and a free cash flow goal of at least $200 million.  Capital expenditures are projected to approximate $45 million in fiscal 2012.

Conference Call/Webcast Scheduled for 9:00 AM Eastern Time Today

The Company will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, November 16, 2011.  To access the live conference call, U.S. participants may call
877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 20515596.  A telephone replay of the conference call will be available through Wednesday, November 30, 2011.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

The live audio webcast and replay are available by visiting the Investor Relations home page on the Company’s website at www.spectrumbrands.com.

About Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index,  is a diversified, global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Farberware®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and Hot Shot®.  Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. With approximately 6,200 employees in 43 countries, Spectrum Brands Holdings reported fiscal 2011 net sales of approximately $3.2 billion.  Spectrum Brands, Inc. is a wholly owned subsidiary of Spectrum Brands Holdings, Inc. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  For example, excluding the impact of currency exchange rate fluctuations may provide additional meaningful reflection of underlying business trends.  In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted income (loss) per share on a GAAP basis to adjusted diluted earnings per share and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and twelve months ended September 30, 2011 versus the three months and twelve months ended September 30, 2010 on a consolidated basis and for each of the Company’s business segments. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2012 (including its ability to increase its net sales, adjusted EBITDA and free cash flow and reduce its cumulative debt), may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three and twelve months ended September 30, 2011 and September 30, 2010
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	F2011	F2010	INC(DEC)	F2011	F2010	INC(DEC)
			%			%
Net sales	$827.3	$789.0	4.9%	$3,186.9	$2,567.0	24.1%
Cost of goods sold	543.9	512.9		2,050.2	1,638.5
Restructuring and related charges	2.9	1.6		7.8	7.2
Gross profit	280.5	274.5	2.2%	1,128.9	921.3	22.5%

Selling	132.8	139.0		536.5	466.8
General and administrative	62.0	59.4		241.7	199.4
Research and development	7.3	9.7		32.9	31.0
Acquisition and integration related charges	5.1	16.0		36.6	38.4
Restructuring and related charges	8.0	5.8		20.8	17.0
Intangibles impairment	32.5	-		32.5	-

Total operating expenses	247.7	229.9		901.0	752.6

Operating income	32.8	44.6		227.9	168.7

Interest expense	42.4	46.9		208.3	277.0
Other expense, net	1.1	3.8		2.5	12.3

(Loss) income from continuing operations before reorganization items and income tax expense	(10.7)	(6.1)		17.1	(120.6)

Reorganization items, net	-	-		-	3.6

(Loss) gain from continuing operations before income taxes	(10.7)	(6.1)		17.1	(124.2)

Income tax expense	23.1	18.2		92.3	63.2

Loss from continuing operations	(33.8)	(24.3)		(75.2)	(187.4)

Loss from discontinued operations, net of tax (a)	-	-		-	(2.7)

Net loss	$(33.8)	$(24.3)		$(75.2)	$(190.1)

Average shares outstanding (b)	51.9	50.4		51.1	36.0

Loss from continuing operations	$(0.65)	$(0.48)		$(1.47)	$(5.20)
Loss from discontinued operations	-	-		-	(0.08)
Basic loss per share	$(0.65)	$(0.48)		$(1.47)	$(5.28)

Average shares and common stock equivalents outstanding (b) (c)
	51.9	50.4		51.1	36.0

Loss from continuing operations	$(0.65)	$(0.48)		$(1.47)	$(5.20)
Loss from discontinued operations	-	-		-	(0.08)
Diluted loss per share	$(0.65)	$(0.48)		$(1.47)	$(5.28)

Note: The merger with Russell Hobbs consummated on June 16, 2010. The financial results of Russell Hobbs are reported in the consolidated results since June 16, 2010.

(a)
Reflects the loss from discontinued operations, net of tax, of the growing products portion of the Home and Garden Business. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of Fiscal 2009.

(b)	Per share figures calculated prior to rounding.

(c)	For the three and twelve months ended September 30, 2011 and September 30, 2010, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
For the three and twelve months ended September 30, 2011 and September 30, 2010
(Unaudited)
($ in millions)

Supplemental Financial Data	F2011	F2010
Cash and cash equivalents	$142.4	$170.6

Trade receivables, net	$356.6	$365.0
Days Sales Outstanding (a)	33	41

Inventory, net	$434.6	$530.3
Inventory Turnover (b)	3.8	3.0

Total Debt	$1,551.6	$1,743.8

	Three Months Ended September 30,		Twelve Months Ended September 30,
Supplemental Cash Flow Data	F2011	F2010	F2011	F2010
Depreciation and amortization, excluding amortization of debt issuance costs	$34.5	$33.9	$135.1	$117.4

Capital expenditures	$8.7	$22.9	$36.2	$40.3

	Three Months Ended September 30,		Twelve Months Ended September 30,
Supplemental Segment Sales & Profitability	F2011	F2010	F2011	F2010

Net Sales
Global Batteries & Appliances	$592.9	$567.6	$2,254.1	$1,658.1
Global Pet Supplies	153.8	145.1	578.9	566.3
Home and Garden	80.6	76.3	353.9	342.6
Total net sales	$827.3	$789.0	$3,186.9	$2,567.0

Segment Profit
Global Batteries & Appliances	$58.4	$52.8	$238.9	$171.3
Global Pet Supplies	21.7	19.3	75.6	57.7
Home and Garden	14.2	9.7	65.2	51.2
Total segment profit	94.3	81.8	379.7	280.2

Corporate	13.0	13.8	54.1	48.9
Restructuring and related charges	10.9	7.4	28.6	24.2
Acquisition and integration related charges	5.1	16.0	36.6	38.4
Intangibles impairment	32.5	-	32.5	-
Interest expense	42.4	46.9	208.3	277.0
Other expense, net	1.1	3.8	2.5	12.3

(Loss) income from continuing operations before reorganization items and income tax expense	$(10.7)	$(6.1)	$17.1	$(120.6)

Note: The merger with Russell Hobbs consummated on June 16, 2010. The financial results of Russell Hobbs are reported within the Global Batteries & Appliances segment since June 16, 2010.

(a)	Reflects actual days sales outstanding at end of period.

(b)	Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three and twelve months ended September 30, 2011 and September 30, 2010
(Unaudited)

	THREE MONTHS				TWELVE MONTHS
	F2011		F2010		F2011		F2010

Diluted loss per share, as reported	$(0.65)		$(0.48)		$(1.47)		$(5.28)

Adjustments, net of tax:
Preacquisition earnings	-		-		-		0.49	(a)
Acquisition and integration related charges	0.06	(b)	0.20	(b)	0.47	(b)	0.49	(b)
Restructuring and related charges	0.14	(c)	0.10	(d)	0.36	(e)	0.31	(f)
Intangible asset impairment	0.41	(g)	-		0.41	(g)	-
Debt refinancing costs	-		-		0.37	(h)	1.04	(h)
Discontinued operations	-		-		-		0.05	(i)
Fresh-start reporting inventory fair value adjustment	-		-		-		0.44	(j)
Reorganization items, net	-		-		-		0.05	(k)
Russell Hobbs inventory fair value adjustment	-		0.03	(l)	-		0.03	(l)
Income taxes	0.51	(m)	0.40	(n)	1.69	(m)	2.09	(n)
Share dilution	-		-		-		1.56	(o)
Other adjustments	-		-		-		(0.06)	(p)
	1.12		0.73		3.30		6.49

Diluted earnings per share, as adjusted	$0.47		$0.25		$1.83		$1.21

(a)
For the twelve months ended September 30, 2010, the net of tax adjustment of $25.1 million reflects the adjusted earnings of the Russell Hobbs' business from the beginning of the period through June 15, 2010, the date prior to the Merger.

(b)
For the three and twelve months ended September 30, 2011, reflects $3.3 million, net of tax, and $23.8 million, net of tax, respectively, of acquisition and integration primarily related charges in connection with the Merger with Russell Hobbs. The costs were primarily costs incurred to integrate the businesses. For the three and twelve months ended September 30, 2010, reflects $10.4 million, net of tax, and $25.0 million, net of tax, respectively, of acquisition and integration related charges related to the Merger with Russell Hobbs. The costs were primarily legal and professional fees and employee termination costs.

(c)	For the three months ended September 30, 2011, reflects $7.1 million, net of tax, of restructuring and related charges related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(d)
For the three months ended September 30, 2010, reflects $4.8 million, net of tax, of restructuring and related charges as follows: (i) $2.7 million for the Global Cost Reduction Initiatives announced in 2009; (ii) $1.6 million for the Global Realignment Initiatives announced in 2007; and (iii) $0.5 million for the Ningbo Exit Plan.

(e)
For the twelve months ended September 30, 2011, reflects $18.6 million, net of tax, of restructuring and related charges as follows: (i) $16.6 million for the Global Cost Reduction Initiatives announced in Fiscal 2009 and (ii) $2.0 million for the Global Realignment Initiatives announced in Fiscal 2007.

(f)
For the twelve months ended September 30, 2010, reflects $15.7 million, net of tax, of restructuring and related charges as follows: (i) $12.0 million for the Global Cost Reduction Initiatives announced in 2009; (ii) $2.3 million for the Global Realignment Initiatives announced in 2007; and (iii) $1.4 million for the Ningbo Exit Plan.

(g)
For the three and twelve months ended September 30, 2011, reflects an impairment charge of $21.1 million, net of tax, of trade names as follows: (i) $15.1 million related to Global Batteries & Appliances; (ii) $5.6 million related to Global Pet Supplies; and (iii) $0.4 million related to the Home and Garden Business. The impairment evaluation was done in accordance with ASC 350, "Intangibles-Goodwill and Other."

(h)
For the twelve months ended September 30, 2011, reflects $19.1 million, net of tax, related to the write off of unamortized debt financing costs and original issue discount in connection with the refinancing of the Company's Term Loan during Company's second quarter of Fiscal 2011.  For the twelve months ended September 30, 2010, reflects $53.4 million, net of tax, related to the write-off of unamortized debt issuance costs and the write off of unamortized discounts and premiums related to extinguishment of debt that was refinanced in conjunction with the Merger of Russell Hobbs.

(i)
Reflects a loss from discontinued operations, net of tax, of $2.7 million related to the Company's shutdown of the growing products portion of the Home and Garden Business.  The shutdown was completed during the Company's second quarter of Fiscal 2009.

(j)
Reflects $22.3 million, net of tax, related to an inventory write up in conjunction with the valuation of the Company as a result of fresh-start reporting upon the Company's emergence from bankruptcy in the fourth quarter of Fiscal 2009.

(k)	Reflects $2.4 million, net of tax, related to professional fees in connection with the Company's voluntary filing of, and subsequent emergence from, Chapter 11 bankruptcy.

(l)	Reflects $1.4 million, net of tax, related to an inventory write up in conjunction with the Merger with Russell Hobbs in accordance with ASC 805, Business Combinations.

(m)
For the three and twelve months ended September 30, 2011, reflects adjustments to income tax expense of $26.9 million and $86.3 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized effective tax rate.

(n)
For the three and twelve months ended September 30, 2010, reflects adjustments to income tax expense of $20.3 million and $106.7 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized effective tax rate.

(o)	Adjustment to reflect the full dilution of shares and restricted stock outstanding, post merger, assuming shares were issued and outstanding for all periods presented.

(p)
For the twelve months ended September 30, 2010, general and administrative expenses include $3.1 million, net of tax, respectively, related to expiring taxes and related estimated penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, for which the examination period expired.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the three months ended September 30, 2011
(Unaudited)
($ millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss)	$24.8	$6.3	$12.9	$(12.2)	$(65.5)	$(33.8)

Income tax expense	-	-	-	-	23.1	23.1
Interest expense	-	-	-	-	42.4	42.4
Restructuring and related charges	4.6	6.8	0.6	(1.3)	-	10.9
Acquisition and integration related charges	6.7	-	-	(1.6)	-	5.1
Intangible asset impairment	23.2	8.6	0.7	-	-	32.5

Adjusted EBIT	$59.3	$21.7	$14.2	$(15.1)	$-	$80.0
Depreciation and amortization (b)	17.2	6.7	3.1	7.6	-	34.5

EBITDA	$76.5	$28.3	$17.3	$(7.5)	$-	$114.5

Note:  Amounts calculated prior to rounding

(a)
It is the Company's policy to record Income tax expense (benefit) and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b)	Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the twelve months ended September 30, 2011
(Unaudited)
($ millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss)	$179.6	$49.1	$61.8	$(65.2)	$(300.6)	$(75.1)
						-
Income tax expense	-	-	-	-	92.3	92.3
Interest expense	-	-	-	-	184.0	184.0
Write-off unamortized discounts and financing fees (b)	-	-	-	-	24.3	24.3
Restructuring and related charges	6.1	16.7	2.7	3.1	-	28.6
Acquisition and integration related charges	30.9	0.4	-	5.3	-	36.6
Intangible asset impairment	23.2	8.6	0.7			32.5
Add back accelerated depreciation ( c)	(1.0)	-	-	-	-	(1.0)

Adjusted EBIT	$238.8	$74.8	$65.2	$(56.8)	$-	$322.0
Depreciation and amortization (d)	68.1	24.3	12.4	30.4	-	135.1

EBITDA	$306.9	$99.1	$77.6	$(26.4)	$-	$457.1

Note:  Amounts calculated prior to rounding

(a)	It is the Company's policy to record Income tax expense and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b)	Adjustment reflects $24.3 million write off of unamortized deferred financing fees and discounts associated with the refinancing of the Company's Term Loan facility.

(c)
Adjustment reflects accelerated depreciation associated with certain restructuring initiatives.  Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

(d)	Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended September 30, 2010
(Unaudited)
($ millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss)	$35.5	$15.7	$9.0	$(19.4)	$(65.0)	$(24.3)

Income tax expense	-	-	-	-	18.2	18.2
Interest expense	-	-	-	-	46.9	46.9
Restructuring and related charges	1.0	3.2	0.8	2.4	-	7.4
Acquisition and integration related charges	12.8	-	-	3.1	-	16.0
Accelerated depreciation and amortization (b)	-	-	(0.6)	-	-	(0.6)
Russell Hobbs inventory fair value adjustment	2.2	-	-	-	-	2.2

Adjusted EBIT	51.6	18.9	9.2	(13.9)	-	65.8
Depreciation and amortization (c)	18.8	6.9	4.1	4.1	-	33.9

Adjusted EBITDA	$70.4	$25.8	$13.3	$(9.8)	$-	$99.7

Note:  Amounts calculated prior to rounding

(a)	It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b)
Adjustment reflects restricted stock amortization and accelerated depreciation associated with certain restructuring initiatives.  Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation and amortization.

(c)	Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the twelve months ended September 30, 2010
(Unaudited)
($ millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss)	$142.8	$51.5	$40.0	$(84.1)	$(340.2)	$(190.1)

Loss from discontinued operations, net of tax	-	-	2.7	-	-	2.7
Income tax expense	-	-	-	-	63.2	63.2
Interest expense	-	-	-	-	194.9	194.9
Write-off unamortized discounts and financing fees (b)	-	-	-	-	82.1	82.1
Pre-acquisition earnings	61.4	3.7	1.2	-	-	66.3
Restructuring and related charges	3.5	6.8	8.5	5.5	-	24.2
Acquisition and integration related charges	14.3	-	-	24.1	-	38.4
Reorganization items, net	-	-	-	3.6	-	3.6
Accelerated depreciation and amortization (c)	-	-	(0.8)	(2.1)	-	(3.0)
Fresh-Start inventory fair value adjustment	18.6	13.7	2.2	-	-	34.5
Russell Hobbs inventory fair value adjustment	2.5	-	-	-	-	2.5
Brazilian IPI credit/other	(4.8)	(0.1)	-	-	-	(4.9)

Adjusted EBIT	238.3	75.5	53.7	(53.3)	-	314.3
Depreciation and amortization (d)	57.9	28.3	14.4	16.9	-	117.4

Adjusted EBITDA	$296.2	$103.8	$68.1	$(36.4)	$-	$431.8

Note:  Amounts calculated prior to rounding

(a)	It is the Company's policy to record Income tax expense and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b)
Adjustment reflects $61.4 million write off of unamortized deferred financing fees and discounts associated with the Company's refinanced capital structure on June 16, 2010; $4.2 million charge related to pre-payment premiums associated with the paydown of the ABL and FILO extinguished on June 16, 2010 and $16.5 million related to the termination of interest swaps and commitment fees.

(c)
Adjustment reflects restricted stock amortization and accelerated depreciation associated with certain restructuring initiatives.  Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation and amortization.

(d)	Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Pro Forma Net Sales Comparison
For the twelve months ended September 30, 2011 and September 30, 2010
(Unaudited)
(In millions)

	TWELVE MONTHS
	F2011	F2010	INC(DEC)
			%
Spectrum Brands Holdings, Inc.	$3,186.9	$2,567.0	24.1%
Russell Hobbs (a)	-	544.0

Pro Forma Net Sales	$3,186.9	$3,111.0	2.4%

(a)
Reflects net sales for Russell Hobbs for the period from the beginning of the applicable period through June 15, 2010, the day prior to the acquisition. This adjustment results in reporting net sales for the period as if the acquisition had occurred at the beginning of all periods presented.

Table 6
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow for the twelve months ended September 30, 2012
(Unaudited)
($ millions)

Forecasted:
Net Cash provided from Operating Activities	$245

Purchases of property, plant and equipment	(45)

Free Cash Flow	$200